UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 4, 2009

INTERNATIONAL COAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32679 (Commission File Number)	20-2641185 (IRS Employer Identification No.)

300 Corporate Centre Drive Scott Depot, West Virginia (Address of principal executive offices)	25560 (Zip Code)

(304) 760-2400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

International Coal Group, Inc. (the “Company”) has entered into a privately negotiated agreement dated December 4, 2009 pursuant to which it will issue shares of its common stock, par value $0.01 per share, in exchange for approximately $15.0 million aggregate principal amount of its 9.00% Convertible Senior Notes due 2012 (the “Notes”). The actual number of shares to be issued cannot yet be determined as they will be based on a calculation that takes into account the arithmetic average of the daily volume weighted average price of the Company’s common stock on the New York Stock Exchange over an agreed trading day period beginning on December 7, 2009 and certain other formulaic considerations. The Company expects to issue the shares on or about December 16, 2009. The Company will report the actual number of shares issued after determination of that amount.

The issuance of common stock in connection with the agreement will be made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act, on the basis that the exchanges constitute exchanges with existing holders of the Company’s securities and no commission or other remuneration was or will be paid or given directly or indirectly to any party for soliciting such exchanges.

This Current Report on Form 8-K does not constitute an offer to exchange the Notes or other securities of the Company for common stock or other securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bradley W. Harris
Name:	Bradley W. Harris
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date:  December 7, 2009

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